Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in this Form 8-K/A our report dated February 13, 2002 on the balance sheets of United Expressline, Inc. as of December 31, 2000 and 1999, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000.

We also consent to the incorporation by reference into this Form 8-K/A of our reports dated February 13, 2002 on the following: (1) The balance sheets of U.S. Rubber Reclaiming, Inc. as of December 31, 2000 and 1999 and the related statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 2000; (2) The balance sheet of Champion Trailer Company, L.P., as of December 31, 2000, and the related statements of operations, changes in partners' capital, and cash flows for the period from May 2, 2000 to December 31, 2000; (3) The combined balance sheet of Pyramid Coach, Inc and Affiliate as of December 31, 2000, and the related combined statements of operations, changes in stockholders' and members' equity (deficit), and cash flows for the year then ended.



                                       MCGLADREY & PULLEN, LLP





Elkhart, Indiana
April 19, 2002